ACME ELECTRIC CORPORATION
400 Quaker Road
East Aurora, New York 14052

(716)655-3800

November 6, 2000

Dear Shareholder:

We previously sent you proxy materials for the Special Meeting of Acme Electric Corporation to be held at the offices of Hodgson, Russ, Andrews, Woods & Goodyear LLP, One M&T Plaza, 20th Floor, Buffalo, New York, on November 16, 2000 at 10:00 a.m., local time.

The Board of Directors, acting on the recommendation of the Special Committee, with one director dissenting, recommends that you vote “FOR” the adoption of the merger agreement.

Since we have not yet received your vote, another voting instruction form and return envelope are enclosed for your convenience. With the meeting fast approaching, we urge you to give this matter your immediate attention and return your voting instruction form in the enclosed return envelope. You may also vote by telephone or over the Internet. Instructions for voting by telephone or Internet are located on your voting instruction form. If you have already returned your signed voting instruction form, please disregard this letter.

To ensure that your shares are represented at the meeting and to help your company avoid the expense of further solicitation, please take a few minutes to vote today. Your vote is important regardless of the number of shares you own.

Thank you for your cooperation.

Sincerely,

Acme Electric Corporation

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor,
Georgeson Shareholder Communications Inc.: TOLL FREE: 1-800-223-2064